Exhibit 10.11

October 17, 2024	$400,000

AMENDED AND RESTATED PROMISSORY NOTE

For value received, the undersigned, Helio Corporation, (“Maker”), hereby promises to pay to the order of BlackWolf Venture Group, LLC (“Payee”), the principal sum of Four Hundred Thousand Dollars ($400,000) (“Principal Sum”), as provided in this promissory note (this “Note”). This Note amends and supersedes any and all prior Notes between the parties.

Interest and Payments. The outstanding average daily principal balance of this Note shall accrue simple interest, beginning on the date of receipt of good funds by Maker of the initial loan made hereunder, at the rate per annum of 9.75% per annum, with interest paid annually. Payments shall be made by Maker on a quarterly basis, with the initial payment being due for the period ending December 31, 2024 on only One Hundred Thousand Dollars ($100,000) of this Note and thereafter on the full amount for March 31, 2025 and for each successive quarter thereafter. All payments shall be due within 15 days from the end of each quarter.

Maturity Date. All unpaid principal, interest, and other amounts owing under this Note shall be due made payable in full on November 5, 2025 (the “Maturity Date”), unless called sooner by Payee. Payee shall have the right to call this Note due on Thirty (30) days written notice to Maker at any time following receipt by Maker of a minimum Five Million Dollars ($5,000,000) investment. In the event the Note is called hereunder by Payee, Maker shall have Fifteen (15) days to pay same. In addition, Maker may prepay this Note at any time without penalty. All payments by the Maker shall be made at a place as designated by Payee.

Default; Remedies. Upon the occurrence and during the continuance of (a) a default in the Maker’s obligations under this note, which default has not been cured within fifteen (15) days following written notice of such default from Payee to the Maker, Payee may declare the entire unpaid principal of and unpaid interest on this Note immediately due and payable, without notice, demand, or presentment, all of which are hereby waived, foreclose any liens or security interests securing all or any part hereof, offset against this Note any sum or sums owed by the Payee to the Maker, or exercise any other right or remedy to which the Payee may be entitled by agreement, at law, or in equity.

Costs of Collection. If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, the Maker agrees to pay court costs, reasonable attorneys’ fees, and other reasonable costs of collection of the Payee.

Equity Grant, no Conversion Rights. As additional consideration hereunder, Maker hereby grants to Payee a total of Fifty Four Thousand (54,000) shares of restricted common stock of Maker, to be issued to Payee within 10 days of the execution hereof. Said stock shall be restricted and subject to a 6-month lock up from the date that Maker commences trading on the NYSE or Nasdaq Exchange. If Maker does not achieve such an exchange listing on or before April 30, 2025, this lock up provision shall be null and void. Other than the equity grant described herein, Payee shall have no conversion or other equity rights associated with this Note. Maker agrees to reimburse Payee up to $500 for Payee obtaining a legal opinion for ultimately having the restrictions removed from the above shares, once they are legally eligible for trading.

Maker agrees to file a registration statement for all shares transferred to Payee hereunder within 60 days of the initial exchange listing trading date. However, the registration of such shares shall not affect the agreed 6 month lock up of the shares referenced herein, such lock up shall survive such registration and remain binding on the parties thereafter.

Stock Pledge. As additional and secondary collateral for the payment of this Note, the undersigned Greg Delory shall and does hereby pledge 175,000 shares of his stock in Helio Corporation as further collateral for the payment due at Maturity (not for an early payment due as a result of the early call provision set forth above) hereunder. The pledge shall only become active and enforceable after a 60 day period from the Maturity date to allow the Company to pay the obligation first, before any action is taken against the pledged shares. After said 60 day period, if the Company has not paid the obligation in full (including all principal and interest), said 175,000 shares may be taken and sold to satisfy any remaining obligations. In the event of such event, Mr. Delory will tender the pledged shares to Payee on demand. This stock pledge does not constitute a personal guarantee by Greg Delory of the obligations hereunder.

Entirety, Governing Law. This Note reflects the full and final agreement between the Parties with regard to all matters set forth herein and no amendment, alteration or modification hereof shall be binding unless in writing and signed by both parties. This Note and transaction shall be governed in all respects under Florida law and venue in any action arising out of or related to this Note or transaction shall lie exclusively in the Courts in and for Flagler County, Florida, for all purposes.

Headings. The clause headings in this Note are for convenience only and do not constitute any part of the Note.

Made and Executed to be effective as of the date set forth above.

MAKER: HELIO CORPORATION		PAYEE: BLACKWOLF VENTURE GROUP, LLC

By:	/s/ Greg Delory	By:	/s/ Sean Wolf
	Greg Delory, President		Sean Wolf, Managing Partner

/s/ Greg Delory
Greg Delory
(for stock pledge provisions only)